Emergent’s Statement Regarding the Passing of a Director of the Board

GAITHERSBURG, Md., August 16, 2023 – Emergent (NYSE: EBS) shares with deep sadness that Dr. Jerome Hauer, long-time member of Emergent’s Board of Directors and public health pioneer, passed away peacefully at his home, on August 11, 2023, after a hard-fought battle with cancer. We express our deepest condolences to Dr. Hauer’s wife, Traci, his extended family, and friends.

Throughout his career, Dr. Hauer held several important positions in government agencies and private organizations, as well as various academic and consulting roles related to emergency preparedness, biosecurity, and public health. Dr. Hauer is best known for his leadership and contributions in preparing for and responding to various emergencies and disasters, including natural disasters, disease outbreaks and acts of terrorism. As New York City's first director of the Office of Emergency Management during the September 11, 2001, attacks on the World Trade Center, his leadership and coordination efforts were applauded for being instrumental in managing the response to the attacks and their aftermath.

In addition to his unmatched work in the field of emergency management, we honor his service to our nation as captain in the United States Army Reserves Medical Services Corps.

Dr. Hauer’s commitment, passion, and dedication to safeguard the public were shared values of Emergent’s mission to protect and enhance life. We will carry Dr. Hauer’s virtues of servant leadership, guardianship of public health and integrity in our work to continue his legacy.

He will forever be in our hearts with great admiration and will be missed dearly.

Media Contact:
Matt Hartwig
Director, Media Relations
240-760-0551
hartwigm@ebsi.com

Investor Contact:
Richard Lindahl
EVP and Chief Financial Officer
240-631-3360
lindahlr@ebsi.com
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